Exhibit 99.3

EMPLOYMENT AGREEMENT

This employment agreement is dated July 31, 2007, and is between SOUTHERN CONTAINER CORP., a Delaware corporation with offices at 115 Engineers Road, Hauppauge, New York 11788 (the “Company”) and JEFF CHALOVICH, residing at 42 Charles Street, Apartment 3C, Westwood, New Jersey 07675 ("Executive").

RECITAL

Executive is currently employed by Employer as an "at will" employee. Employer desires to continue Executive's employment, in the capacity and on the terms and conditions set forth below, and Executive is willing to be so employed.

ACCORDINGLY, intending to be legally bound, the parties hereto hereby agree as follows:

1.        Employment. Employer hereby employs Executive, and Executive agrees to serve, as Employer's Vice President-Sales and Marketing, subject to the supervision and direction of the Board of Directors and senior executive officers of Employer.

2.        Extent of Services. During the term hereof, Executive shall devote his best efforts, and his full time, attention and energies to the performance of his duties hereunder and to the performance of such other duties as may from time to time be assigned to him by Employer's Board of Directors and senior executive officers, and shall not take part in any activity detrimental to Employer's interest. Except with the prior written consent of Employer, Executive will not undertake or engage in any other employment, occupation or business enterprise other than a business enterprise in which Executive does not actively participate.

3.        Term. Subject to Article 4 hereof, the term of Executive's employment hereunder shall commence as of the date hereof and continue until December 31, 2009, and shall continue year to year thereafter, unless either party elects, by notice given to the other at least 90 days' prior to the expiration of the current term, to not renew the same.

4.        Termination of Employment. Notwithstanding anything to the contrary contained in this Agreement:

(a)        Employer may, at any time during the term hereof, terminate Executive's employment hereunder, without notice, if Employer finds that Gross Cause exists for such termination, in which case Executive shall not be entitled to be paid any bonus with respect to the year in which such termination occurred, As used herein, “Gross Cause” means Executive's fraud, gross misconduct, gross negligence, disloyalty, gross insubordination, breach of loyalty, breach of any material provision of this Agreement or any provision of the Letter Agreement and any other similar causes.

(b)       If Executive dies during the term of this Agreement, the employment of Executive hereunder shall cease as of the date of his death.

(c)       If Executive becomes permanently disabled then Employer may, at any time thereafter, at its option, terminate the employment of Executive under this Agreement immediately upon giving him notice to that effect. If the parties disagree as to whether Executive shall have suffered a permanent disability, the dispute shall be resolved by a panel of three medical doctors, one selected by Employer, the second by Executive and the third by the two medical doctors so selected. Such arbitration shall be conducted in Suffolk County, New York in accordance with the rules and regulations of the American Arbitration Association then obtaining and the award rendered shall be binding and conclusive upon Employer and Executive. Executive agrees to submit to such physical and mental examinations, and make avail-able such medical records, as the medical doctors may request in order for them to make their determination.

(d)       Employer may terminate Executive's employment hereunder without Gross Cause, provided that for a period of one year after the date of such termination (the "Severance Period"), Employer shall (i) pay to Executive the salary that would have been payable to him under Section 5.l (a) hereof at the times during which such salary would have been paid to him had he continued in the employ of Employer during the Severance Period; and (ii) pay the cost of COBRA continuation coverage with respect to the health care insurance covering Executive at the time of such termination. All payments made to Executive under this Section 4(d) shall be subject to withholding and other appropriate deductions. Notwithstanding anything to the contrary contained in this Section 4(d), if, during the Severance Period, Executive obtains employment (or earns income in any other capacity on account of his personal services), Employer's obligations under clause (i) above shall be reduced to the full extent of the compensation to which Executive becomes entitled on account of such employment or activity and Employer's obligations under clause (ii) above shall terminate if and when Executive becomes eligible to be insured under his new employer's health care insurance.

(e)       If Executive resigns during the term of this Agreement, Executive's employment shall be terminated as of the date of his resignation and Executive shall not be entitled to be paid any bonus with respect to the year in which such resignation occurred.

5.       Compensation and Benefits.

5.1    For all services to be rendered by him in any capacity hereunder, Employer agrees to pay Executive, and Executive agrees to accept, the following:

(a)   a base salary at the following rates per calendar year, payable in accordance with Employer’s customary payroll practices (the “Base Salary”):

Year	Salary
2007	$215,000
2008	$224,000
2009	$233,000; and

(b)   a bonus with respect to each year in an amount not to exceed 40% of the Base Salary for such year, pursuant to mutually agreeable defined performance objectives to be negotiated in good faith by Employer and Executive.

5.2     Executive shall be entitled to such fringe benefits as shall be in effect from time to time with respect generally to Employer’s executive officers, including, without limitation, vacation time and participation in Employer’s profit sharing plan and health benefits.

5.3     Upon termination of employment for any reason, Executive will be entitled to receive his Base Salary through the effective date of such termination (except as provided in Section4 (d) above), and Executive's accrual of, or participation in plans providing for, employee benefits will cease as of such date, and Executive will be entitled to accrued benefits thereunder only as provided in such plans. To the extent required by law, Executive will receive payment or other compensation for any vacation, holiday, sick leave or other unused leave. In addition, if Executive's employment hereunder is terminated due to Executive's death or disability (as provided in Section 4(c) hereof), or by Employer without Gross Cause, Executive will be paid a pro-rated portion (based on the number of days in the year prior to the date of termination) of the bonus that would have been paid to Executive had his employment continued for the entire year in question.

6.        Expenses. Employer shall reimburse Executive for all out-of-pocket business expenses incurred by him in the performance of his duties hereunder (and deemed, by Employer, in its sole discretion, to be reasonable and necessary); provided that each such expenditure: (i) is of a nature qualifying it as a proper deduction on Employer's Federal and State income tax returns and (ii) is supported by such records and other documentary evidence as Employer shall require.

7.        Automobile. During the term of this Agreement, Employer will give Executive an automobile allowance in an amount equal to the maximum allowance then being provided by Employer to its senior executives (which amount is currently $650.00 per month), to compensate Executive for the business use of his own car, excluding gas and tolls.

8.        Restrictive Covenant. Non-Solicitation and Confidentiality. Executive has executed and delivered to Employer an agreement dated October 21, 1998, containing certain provisions with respect to competition by Executive, his solicitation of Employer's customers and employees, and his obligation not to disclose confidential matters (the "Letter Agreement"). Executive hereby ratifies and confirms his obligations under the Letter Agreement. As a condition to the receipt of payments hereunder, Executive agrees that, in addition to and without limiting the continuing effectiveness of the Letter Agreement so long as he shall be bound thereby, the provisions of the Letter Agreement shall be deemed incorporated in this Agreement by reference as though fully set forth herein and he shall comply therewith throughout the term of his employment by Employer and after termination thereof so long as the Letter Agreement remains in effect.

9.        Executive Not to Bind Employer. Executive acknowledges that Employer's By-Laws currently provide that any deed, bond, contract, mortgage or other instrument or document, or any series of related deeds, bonds, contracts, mortgages or other instruments or documents, having a term of more than one year and/or involving the receipt or expenditure by Employer of more than $100,000 may only be executed by Employer's Chief Executive Officer, unless otherwise authorized by Employer's Chairman, which authorization may be in the form of a written consent of directors executed by the Chairman.

10. Executive's Warranty and Representation. Executive warrants and represents that he has the full right and power to enter into and perform this Agreement and that the same does not conflict with any contract, commitment or arrangement to which he is or was a party or by which he is or was bound.

11.        Indemnity. Each of the parties hereby agrees to indemnify and hold each other harmless from and against any and all claims, liabilities, losses, costs, and expenses (including reasonable fees of counsel) resulting from or arising out of the breach of any of the representations, warranties, covenants or agreements made by the indemnifying party hereunder.

12.        Consents. etc. to be in Writing. Wherever, in this Agreement, reference is made to the acknowledgment, agreement, approval, consent, determination, election or request by a party or parties hereto, the same must be in writing.

13.       General Provisions.

13.1     Notices. All notices given hereunder shall be in writing and shall be sent by certified mail, return receipt requested, or by recognized overnight courier, addressed to the respective party at its or his address set forth above or at such other address or to such designee as such party shall designate by a notice given in the manner herein provided. Each such notice shall be deemed to be given on the date mailed or so deposited with the courier.

13.2     Assignment. Executive may not assign this Agreement or any of his rights or obligations hereunder.

13.3     Invalid Provisions. If any provision of this Agreement or the applicationt hereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to such party or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

13.4     Entire Agreement: Waiver: Remedies: Etc. This Agreement (with the Letter Agreement and the Earnings Share Units Agreement, dated as of the date hereof, between Employer and Executive (the "ESU Agreement") constitutes the entire agreement between the parties concerning the subject matter hereof and there are no agreements or representations with respect thereto except as contained herein; supersedes any other or prior employment or compensatory agreement between the parties (other than the ESU Agreement); and may not be amended, modified or renewed, nor may any of the provisions hereof be waived, except by a writing signed by the parties hereto. A waiver by either party of any of the terms or conditions of this Agreement, or any breach thereof, will not be deemed a waiver of such term or condition for the future, or of any other term or condition, or of any subsequent breach thereof. All rights and remedies by this Agreement reserved to Employer will be cumulative and shall not be in limitation of any other right or remedy that Employer may have at law, in equity or otherwise.

13.5     Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their personal representatives, successors and permitted assigns. In the event of: (a) a merger where Employer is not the surviving entity; (b) a consolidation of Employer with another entity; or (c) a transfer of all or substantially all the assets of Employer, the surviving or consolidated entity, or in the event of a transfer of Employer's assets, the transferee of Employer's assets, will have the benefit of and be bound by the provisions of this Agreement.

13.6     Governing Law: Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof, as to all matters, including, but not limited to, matters of validity, construction, effect, performance, and remedies. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

13.7     Descriptive Headings. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.

SOUTHERN CONTAINER CORP.

By:	/s/ Jim Porter
Title:	President and COO

/s/ Jeffrey Chalovich
JEFFREY CHALOVICH